Exhibit 10.1

Universal Music Enterprises,
A Division Of UMG Recordings, Inc.
2220 Colorado Boulevard
Santa Monica, California 90404

November 17, 2015

Next Galaxy Corp.
1680 Michigan Avenue
Suite 700
Miami Beach, FL 33129

Re: Megadeth -Virtual Reality Concert

Gentlemen:

Whereas, Next Galaxy Corp. ("NGC") has developed a "virtual reality" platform (the "VR Platform") whereby consumers can view audio-visual content in 3D from their smartphones through NGC's CEEK application (the "App") when the smartphone is inserted into NGC's patented "goggle box" (the "VR Headset");

Whereas, Universal Music Enterprises, A Division of UMG Recordings, Inc. ("UME") is a party to an exclusive recording agreement with Dave Mustaine p/kla "Megadeth" (the "Artist") and pursuant to such agreement will be releasing the album entitled "Dystopia" (the "Album");

Whereas, NGC desires to record a live concert (the "VR Concert") featuring the performances of Artist of five (5) compositions contained on the Album which can be played through the VR Platform; and

Whereas, UME desires to include the VR Concert and an Artist branded VR Headset (the "Megadeth VR Headset") as part of the deluxe edition of the Album (such version of the album with the VR Concert and Megadeth VR Headset shall be referred to herein as the "DE Album") which will include a unique code number (the "PIN Code"), which, when entered into the App will allow the consumer to view the VR Concert up to three (3) times.

Now therefore the following, the parties agree as follows:

1.        NGC shall be responsible for producing the VR Concert.  NGC shall engage the Artist, the producer(s), director(s) and all other personnel in connection with the recording of the VR Concert. NGC, Artist and UME shall mutually approve the compositions to be recorded for the VR Concert. NGC shall be responsible for and pay all production costs for the VR Concert, including, without limitation, the fees to the Artist, the musicians, the director, the producer, and all production personnel, as well as all fees to all applicable unions (e.g. SAG/AFTRA and AFM) and shall file all necessary documents with such unions to comply with UME's obligations under its union agreements. NGC shall record the VR Concert for playback through the VR Platform and for normal HD playback.  NGC shall create the Megadeth VR Headset which shall be subject to UME's approval, not to be unreasonably withheld or delayed. NGC shall deliver to UME the audio-visual master for the VR Concert in the following forms: (i) an audio-video master identical to the audio-visual master used by NGC for  playback via the VR Platform and App, and (ii) one (1) HDCam stereo-master videotape (closed captioned) promptly following the completion of the recording thereof.

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2.	(a) Subject to the rights granted to NGC in the VR Concert pursuant to this agreement UME shall own all right, title and interest (including all copyrights therein and thereto (and all renewals and extensions thereof) in and to the VR Concert and the master recordings (both audio-visual and audio- only) embodied therein, in perpetuity throughout the universe. During the License Term (as defined below in subparagraph 2(b)), UME shall only use the VR Concert as part of the DE Album. After the License Term, UME may use the VR Concert in any manner. UME shall provide each purchaser of the DE Album with a unique code number ("PIN Code"). NGC shall program the App to accept the PIN Codes to permit the consumer to view the VR Concert up to three (3) times. NGC shall be responsible for the design, development and publication of the App. NGC shall make the App available through the iTunes store, Google Play and other virtual reality marketplaces at no charge to the consumer. In connection with the playback of the VR Concert, NGC shall display a mutually agreeable credit and/or logo to UME which is provided to NGC by UME. NGC shall manufacture and deliver thirty thousand (30,000) Megadeth VR Headsets to UME at its warehouse or otherwise directed by UME no later than December 15, 2015, at no cost to UME.

(b)      NGC shall have the exclusive right for a period of three (3) years from the date of initial commercial release of the DE Album by UME (the "License Term") to make the VR Concert and the Megadeth VR Headset available for sale on NGC's website store (the "Web Store") solely for playback via any VR Headset through the VR Platform and the App. NGC and UME shall mutually approve the price charged by NGC to consumers to purchase the VR Concert and the Megadeth VR Headset and, in the event that NGC sells the VR Concert and the Megadeth VR Headset as a bundle, the parties shall mutually approve the allocation of the price for such bundle to the VR Concert and to the Megadeth VR Headset in connection with the determination of monies becoming due to UME for such sales as detailed in paragraph 4 below.  NGC shall submit a so-called "white paper" to UME in connection with the Web Store and the App for UME's approval.  NGC's rights to under this subparagraph 2(b) are contingent upon UME's approval of the "white paper'' and NGC's maintaining the security measures which are approved by UME.   In the event that a party hereto discovers a failure of a security measure(s), such party shall promptly notify the other setting forth in reasonable detail the nature of the alleged failure.   If NGC fails to cure the alleged breach of any of the security measures approved by UME or the failure of NGC's security measures to conform to the approved security specifications to UME's reasonable satisfaction within ten (10) business days after UME provides NGC with a notice of a failure of a security measure, then UME will have the right to terminate the License Term of the Agreement by giving NGC five (5) days written notice.  NGC shall submit to UME for its approval all artwork and advertising for the VR Concert, prior to use and NGC shall only use UME approved artwork and advertising for the VR Concert, such approval not to be unreasonably withheld or delayed.

(c)       NGC will pay a minimum of fifty thousand dollars ($50,000) for a mutually approved marketing campaign for the VR Concert.  NGC and UME will issue a joint press release approved by both parties regarding the VR Concert.

3.                 (a)            In connection with UME's exploitation of the DE Album, UME shall pay to NGC amount equal to fifty percent (50%) of Profits (as defined below) derived therefrom ("Profit Share").

(b)          "Profits" shall mean Revenues (as defined below) less Expenses (as defined below) and less a reasonable reserve for anticipated Expenses (other than returns), and shall otherwise be determined by UME in accordance with generally accepted accounting principles.

(c)          "Revenues" shall mean the aggregate sum of the following:

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(i)            with respect to the exploitation of the DE Album in the United Sates, the gross revenues received by UME from the exploitation of the DE Album in the United States, less all cash discounts, rebates, returns, credits and reserves against anticipated returns and credits; and

(ii)            with respect to the exploitation of the DE Album outside of the United States, a royalty equal to Twenty percent (20%) of the applicable Wholesale Price (net of all cash discounts, rebates, returns, credits and reserves against anticipated returns and credits) without a container charge deduction, with proportionate reductions and deductions on all sales for which reduced royalties are payable pursuant to the agreement which governs how UME is paid by its affiliates;

(d)      "Expenses" shall mean all expenses (not already deducted in determining Revenues and excluding UME's overhead) paid, incurred or accrued by UME in connection with the exploitation of the DE Album, including:

(i)            a distribution fee equal to Twenty Percent (20%) of Revenues;

(ii)          All costs incurred by UME in respect of artwork for the DE Album;

(iii)      All warehousing and freight costs paid or incurred by UME in respect of the DE Album (at the prices set forth on UME's then-current Rate Card);

(iv)      All fees and costs charged to UME in connection with the DE Album, including the costs of refurbishing, blister-packaging, collating, corner-cutting, OJ shipping, supplying point-of- purchase materials to customers, SKU charges and returns charges;

(v)      All  costs  of  manufacturing  the  DE Album,  including,  without  limitation, promotional records at the prices set forth on UME's then-current Rate Card.

(vi)      All copyright license fees, synchronization fees, mechanical royalties and other fees payable to the copyright proprietors (or their designees) of all musical compositions embodied in the DE Album;

(vii)     All royalties, monies or other liabilities made to collective bargaining organizations or trust funds thereof in connection with the exploitation of the DE Album (including the AFM Special Payments Fund and Music Performance Trust Fund and the AFTRA Pension and Welfare Fund);

(viii)    All sales, use or similar taxes which may be imposed by any taxing jurisdiction in connection with the exploitation of Records;

(ix)     All amounts paid, incurred or accrued by UME with respect to the advertising, marketing, publicity and promotion of the DE Album, including, without limitation, all amounts actually paid in respect of advertising,  marketing, publicity, and promotion, including, without limitation, television, radio, print, internet and/or movie theater advertising campaign(s) to promote the DE Album; and

(xx)     All other actual, out-of-pocket expenses not specifically enumerated herein paid or incurred by UME attributable to the exploitation of the DE Album.

For purposes of clarity, in the event that your account is in a negative balance, you will not be required to pay UME such negative balance and it will be carried forward to the next accounting period.

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4.	In connection with NGC's sale of the VR Concert as permitted hereunder, NGC shall pay to UME an amount equal to fifty percent (50%) of NGC's gross receipts from such sales. In connection with NGC's sale of the Megadeth VR Headset as permitted hereunder, NGC shall pay to UME an amount equal to fifty percent (50%) of NGC's net receipts from such sales. For purposes of this paragraph 4, "net receipts" shall mean NGC's gross receipts from the sales of the Megadeth VR Headsets less the manufacturing costs of the Megadeth VR Headsets that have been sold.

5.        (a)      In connection with NGC's sale of the VR Concert, NGC shall be responsible for obtaining all necessary synchronization licenses from the publishers or owners of the musical compositions embodied in the VR Concert and for paying all synchronization fees.

(b)      In connection with UME's exploitation of the VR Concert, UME shall be responsible for obtaining all necessary synchronization licenses from the publishers or owners of the musical compositions embodied in the VR Concert and for paying all synchronization fees in connection with UME's sale of the DE Album and other exploitation of the VR Concert.

6.        (a)      Each party will account to the other on or before the date ninety (90) days after the end of its semi-annual accounting periods (currently ending on June 30 and December 31).   Such accounting shall be accompanied by the payment of any payable portion of NGC's Profit Share and UME's share of your gross receipts, as applicable, if any, less any amounts, if any, which NGC or UME may be required to withhold pursuant to any applicable statute, regulation, treaty or law. In connection with UME's exploitation of the DE Album, It is the parties' intention to split Profits on a cumulative basis. If credit or payment of a share of Profits is made to NGC hereunder with respect to a semi-annual period and the cumulative calculation of NGC's Profit Share in a later semi-annual period reveals that based on such cumulative calculation Profits have not been divided equally, all such "over-credits" or "overpayments" to NGC shall be deducted from all sums thereafter due to NGC.

(b)      NGC's Profit Share and UME's share of NGC's gross receipts in respect of exploitation of the DE Album and VR Concert outside the United States ("foreign sales") will be computed in the same national currency and at the same rate of exchange as UME and NGC, respectively, are accounted to by its, respective licensees with respect to the exploitation concerned and will be subject to costs of conversion and any taxes applicable to royalties remitted by or received from foreign sources. NGC's Profit Share and UME's share of NGC's gross receipts in respect of foreign sales are not due and payable by NGC or UME, until payment therefor has been received by UME and NGC, as applicable, in the United States in United States dollars. If NGC and/or UME does not receive payment in the United States in United States Dollars but receives payment in a foreign country, NGC and/or UME, as applicable, will deposit to the other party's credit (at the other party's expense) such currency in a depository selected by the other party in the country in which NGC and/or UME accepts payment, any amounts due hereunder for exploitation in such country. Such deposit will fulfill NGC's and/or UME's, respective obligations in connection therewith. If any Law, government ruling or other restriction affects the amount that a NGC licensee or UME licensee can remit to NGC or UME, respectively, NGC or UME may deduct from the amounts due to the other party an amount proportionate to the reduction in such licensee's remittances.

(c)      All accounting statements rendered by NGC and UME will be conclusively binding upon the other party and not subject to any objection by the receiving party for any reason unless (a) specific objection in writing, stating the basis thereof, is given to the other party within two (2) years from the date such statement is rendered and (b) an audit pursuant to paragraph 6(d) for that statement is completed within six (6) months after such objection notice is  given. Failure to  make such written

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objection or complete the audit within said time periods will be deemed to be NGC's or UME's respective approval of such statement, NGC's or UME's respective waiver of such audit rights, and NGC's or UME's respective waiver of the right to sue the other party for additional amounts in connection with the applicable accounting period. Each statement will be deemed rendered when due unless a party notifies the other party that the applicable statement was not received and such notice is given within sixty {60) days after the applicable due date specified in paragraph 6{a) above, in which event the statement will be deemed rendered on the date actually sent. Neither party will have the right to sue the other in connection with any accounting, or to sue the other for monies due on account of the exploitation of DE Album and/or the VR Concert during the period an accounting covers, unless such suit is commenced within thirty {30) months after the date such accounting is rendered.

(d)      Each party may, at its own expense, audit the other party's books and records directly relating to this Agreement that report the sales of the DE Album or the VR Concert, as applicable, for which monies are payable hereunder. Each party may make such audit only for the purpose of verifying the accuracy of statements sent to it hereunder and only as provided herein. A party may initiate such audit only by giving notice to the other  party at least sixty (60) days prior to the date intended to commence the audit. Each audit will be conducted by a qualified auditor experienced in recording industry audits in such a manner so as not to disrupt the audited party's other functions and will be completed promptly. A party may audit a particular statement only once and only within two {2) years and six {6) months after the date such statement is rendered. A party may not conduct an audit more frequently than one (1) time per year. An audit may be conducted only during the audited party's usual business hours and at the place where it keeps the books and records to be examined. The parties will not be entitled to examine records that do not specifically report sales of the DE Album or of the VR Concert, as applicable, or to examine the books and records of a party's distributors or licensees. Each party's auditor will review his tentative written findings with a member of the audited party's finance staff designated before rendering a report to so as to remedy any factual errors and clarify any issues that may have resulted from misunderstanding. Each party acknowledges that the other party's books and records contain confidential trade information, and each party agrees that neither it nor its respective representatives will disclose such information to any other Person, or will use such information on behalf of any other Person.

(e)      Each party will withhold from any monies it would otherwise owe the other party hereunder such portion thereof as is required to be withheld by the United States Internal Revenue Service or other applicable governmental authority, and will pay such portion to the applicable authority.

7.            (a)      NGC warrants and represents that {a) NGC has the right and power to enter into and fully perform this agreement; (b) NGC owns and controls the Web Store, the VR Platform and the App; (c) UME will not be required to make any payments in connection with creation of the Web Store, the App or the VR Concert; and {d) the VR Concert shall not infringe upon the rights of any third party. NGC will indemnify UME against all claims, damages, liabilities, and expenses {including reasonable counsel fees and legal expenses) arising out of any breach of NGC's representations and warranties.

(b)      UME warrants and represents that (a) UME has the right and power to enter into and fully perform this agreement; and (b) UME is a contracting party to an exclusive recording agreement with Artist.  UME will indemnify NGC against all claims, damages, liabilities, and expenses (including reasonable counsel fees and legal expenses) arising out of any breach of UME's representations and warranties.

(c)      IN NO EVENT WILL NGC OR UME BE LIABLE TO EACH OTHER FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL,  PUNITIVE, OR INDIRECT DAMAGES, HOWEVER

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CAUSED, ON ANY THEORY OF LIABILITY, AND WHETHER OR NOT THEY HAVE BEEN ADVISED OF THE   POSSIBILITY OF  SUCH DAMAGES, ARISING  OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS, LOST OR CORRUPTED DATA, OR COSTS OR PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

8.        (a)      This agreement contains the entire understanding of the parties relating to its subject matter. No modification, termination, or waiver of any provision of this agreement will be binding upon UME or NGC unless it is made by an instrument signed by an officer of UME or NGC, as applicable. This agreement will not become effective until executed by all proposed parties hereto.

(b)      This agreement has been entered into, made, and delivered in the State of California, and the validity, interpretation and legal effect of this agreement shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely within the State of California. The courts in Los Angeles County (state and federal) only, will have jurisdiction over any controversies regarding this agreement and the parties hereby waive any objections to the personal jurisdiction of such courts; any action or other proceeding which involves such a controversy will be brought in those courts and not elsewhere. Any process in any such action or proceeding may, among other methods, be served upon you by delivering it or mailing it by registered or certified mail directed to the address first above written. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of California.

(c)      In entering into this agreement, and in providing services pursuant hereto, the parties have the status of independent contractors. Nothing herein contained contemplates or constitutes NGC as an employee or agent of UME or UME as an employee or agent of NGC.

(d)      Each party will protect and safeguard the other party's Confidential Information (i) with the same degree of care that it uses to protect the confidentiality of its own Confidential Information, and (ii) in all events, with not less than a reasonable degree of care. The confidentiality obligations under this Agreement will commence on the Effective Date of this Agreement and continue in effect until five (5) years after the termination or expiration of this Agreement. Notwithstanding the foregoing, UME's confidentiality obligations with regard to NGC trade secrets will continue in perpetuity. The terms and conditions of this Agreement are Confidential Information.  "Confidential Information" means any information that is (a) disclosed by one Party to another in tangible form and is marked "Confidential," "Proprietary" or in some other manner to indicate its confidential nature, or, if orally disclosed or obtained by observation, is identified as confidential at the time of disclosure; and/or (b) reasonably understood from notices or legends, the nature of such information itself or the circumstances of such information's disclosure to be confidential or proprietary in nature.

(e)      All notices required to be given to a party hereto must be sent to the address for the party first mentioned herein, or to such new address if changed as described below, in order to be effective. All monies and accounting statements will be sent to each party at its respective address first mentioned herein. Each party may change its respective address hereunder by notice in writing to the other. All notices sent under this Agreement must be in writing and, except for accounting statements, may be sent only by personal delivery, registered or certified mail (return receipt requested), or by overnight air express (or courier shipment if outside the United States) if such service actually provides proof of mailing in any case with a copy sent by email to UME's Senior Vice President of Business and Legal Affairs. The day of mailing of any such notice will be deemed the date of the giving thereof (except notices of change of address, the date of which will be the date of receipt by the receiving party). Facsimile and email transmissions will not constitute valid notices hereunder, whether or not

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actually received. All notices to UME must be sent to UME to the attention of the Senior Vice President, Business and Legal Affairs. All notices to NGC must be sent to NGC to the attention of the President.

(f)       No amendment, waiver, or modification of this Agreement or any provision of this Agreement will be valid unless made in writing, stating with specificity the particular amendment or modification to be made, and duly executed by authorized officers of the parties.

(g)      No failure or delay in exercising any right or remedy, and no course of dealing between the parties will operate as a waiver of any right or remedy. A waiver made in writing by a party on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

(h)      This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous written or oral agreements or understandings with respect to the subject matter contained herein.

Very truly yours,

Universal Music Enterprises,
A Division of UMG Recordings, Inc.

By:
An Authorized Signatory

ACCEPTED AND AGREED TO: Next Galaxy Corp.

By: MARY SPIO
An Authorized Signatory

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